Exhibit 99.2

July 2, 2007	MEDIA AND
	INVESTOR	Karen L.
	RELATIONS	Taylor
CONTACT:
	Phone:	303/633-2913
	24-Hour:	303/809-9160
DCP MIDSTREAM PARTNERS COMPLETES $270 MILLION
ACQUISITION FROM GENERAL PARTNER
DENVER — DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, has completed its previously announced acquisition of partial ownership interests in DCP East Texas Holdings, LLC and Discovery Producer Services LLC from DCP Midstream, LLC, the owner of the Partnership’s general partner, for consideration of $270 million prior to customary purchase price adjustments. The acquisition was effective July 1, 2007 and will be immediately accretive to the Partnership’s unitholders on a per-unit basis. The Partnership will finance the transaction with a combination of debt and equity.
The transaction includes a 25 percent non-operated ownership interest in DCP East Texas Holdings, LLC (East Texas). East Texas is an integrated gas gathering and processing complex located primarily in Panola County, Texas, and is comprised of the following assets:
•	a natural gas processing complex with total processing capacity of 780 million cubic feet per day (MMcf/d);

•	approximately 900 miles of gas gathering pipelines with over 1,500 receipt points and over 25,000 horsepower of compression; and

•	the Carthage Hub, with an aggregate delivery capacity of 1.5 billion cubic feet per day, which delivers residue gas to multiple interstate and intrastate pipelines.
East Texas will continue to be operated by DCP Midstream, LLC.
The transaction also includes DCP Midstream, LLC’s 40 percent non-operated ownership interest in Discovery Producer Services LLC (Discovery Partnership). The Discovery Partnership, operated by the Williams Companies (NYSE: WMB), offers a full range of wellhead to market services to both onshore and offshore natural gas producers. The assets are primarily located in the eastern Gulf of Mexico and Lafourche Parish, La., and consist of the following:
•	270 miles of deepwater Gulf of Mexico gathering and FERC-regulated transmission pipelines;

•	the 600 MMcf/d LaRose gas processing plant; and

•	the 32,000 barrel per day Paradis fractionator.
“We are excited about the continued growth of the Partnership and the opportunities that we believe will accompany the Partnership’s increasing operating footprint,” said Mark Borer, president and CEO of the Partnership. “We’ve closed strategic acquisitions valued in excess of $500 million within the last eight months. We continue to execute on all aspects of our Optimize-Build-Acquire growth strategy.”
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or
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more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets;

•	fluctuations in oil, natural gas, propane and other NGL prices;

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and

•	the credit worthiness of counterparties to our transactions.
Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.
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